Exhibit 99.1
CONSENT

To: Golfsmith International Holdings, Inc.
Date: May 15, 2006
      I hereby consent to the inclusion in the registration statement on Form S-1 of Golfsmith International Holdings, Inc. (the “Company”), and in the related Prospectus, of (i) a reference naming me as a person about to become a director of the Company and (ii) such other information regarding me as is required to be included therein under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Sincerely,

/s/ Marvin E. Lesser

Marvin E. Lesser